UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2012

Date of Report (Date of earliest event reported)

Morris Business Development Company

(Exact name of registrant as specified in its charter)

California	0-26770	95-2449457
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

220 Nice Lane #108	92663
(Address of principal executive offices)	(Zip Code)

310 493 2244

 Registrant’s telephone number, including area code

Electronic Media Central

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

a.	(1.) On September 24, 2012, Morris Business Development Company (“MBDE”) entered into a Joint Venture Consulting Agreement with Windsor Business Solutions, Ltd.(“Windsor”). Larry Williams, President of Windsor Business Solution, Ltd. Is also a current MBDE, independent Board member. Paul Rademaker and George Morris, as MBDE Board of Directors members cast a majority vote to approve the Agreement, independent of Larry Williams.

(2.) MBDE and Windsor agree to assist in obtaining debt and/or equity funding on a “Best Efforts” basis and to provide additional consulting services to redevelop and convert the existing 241 room, 4-story, 193,381 square foot, Howard Johnson Plaza Hotel. The conversion will be to a 120 room, independent hotel and a 76 unit facility for “Independent Living” Senior Care. As part of the business development services, MBDE will help provide and has consulted with an identified team of hotel managers and an identified team of senior living facility managers, as well as worked with an identified specialist for debt restructure of the existing first trust deed lender, and city for approvals and permits to carry out the objectives of the “Business Plan.”

Windsor has agreed to grant MBDE 50% of the net retained shares it receives in a newly formed LLC for owning the new combined hotel and senior project and pay MBDE 50% of enforceable, collectible fees. These fees arein exchange for consulting services and funding assistance, net of share commitments to current owners, certain affiliates and any investment partners mutually agreed upon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Morris Business Development Company

Date: September 28, 2012	By:	/s/ George P. Morris, PhD
George Morris
President